APPENDIX B


Board of Directors

Castelle
August 22, 1996
Page 1









                                                                 August 22, 1996


Board of Directors
Castelle
3255-3 Scott Boulevard
Santa Clara, CA  95054

Gentlemen:

     We understand that Castelle ("Castelle" or the "Company") and Ibex Technologies, Inc. ("Ibex") have entered into a merger agreement pursuant to which Ibex shall be merged with and into Castelle (the "Merger"). In connection with the Merger, Castelle will issue 850,000 shares of its Common Stock in exchange for all Ibex capital stock and options to purchase Ibex capital stock (the "Merger Consideration").

     You have requested our opinion of the Merger with respect to fairness, from a financial point of view, to Castelle.

     In connection with our review, we have, among other things

     (i)  reviewed the  Agreement  and Plan of  Reorganization  dated August 22,
          1996,

     (ii) reviewed financial information with respect to the business operations of the Company including, but not limited to audited consolidated financial statements for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995 and unaudited consolidated financial data for the period ended June 28, 1996,

     (iii)reviewed financial information with respect to the business operations of Ibex including, but not limited to, audited financial statements for the fiscal years ended December 31, 1994 and December 31, 1995 and unaudited consolidated financial data for the period ended June 30, 1996,

     (iv) reviewed certain internal financial, operating and other information relating to Castelle and Ibex (including financial projections) prepared by the respective managements of each company,

     (v) held discussions with certain members of both Castelle and Ibex management concerning past and current operations, financial condition and business prospects,

     (vi) held discussions and reviewed material prepared by certain members of Castelle management analyzing their assessments of the business and prospects of Castelle and Ibex and the potential financial effect of the Merger on Castelle if the Merger were consummated,

     (vii)discussed with Castelle management the results of their due diligence of Ibex and reviewed related documents and analyses,

     (viii) reviewed a comparison of operating results and other financial information of Castelle and Ibex with other companies which we deemed appropriate,

     (ix) reviewed a comparison of the financial terms of the Merger with the terms of certain other mergers and transactions which we deemed appropriate, and

     (x)  considered such other  information,  financial studies and analyses as
          we  deemed   relevant  and  performed  such   analyses,   studies  and
          investigations as we deemed appropriate.

     Unterberg Harris has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it. With respect to any financial projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective future financial performances of Castelle and Ibex and the future financial performance of the combined company. We also have assumed without independent verification that Ibex owns and has adequate legal protection for all material intellectual property it purports to own, that Ibex owns or has adequate rights to use all intellectual property material to its business as conducted or contemplated to be conducted and that the representations and warranties of Castelle and Ibex in the Agreement and Plan of Reorganization are true and correct. We have also assumed that the merger will be accounted for as a pooling of interests.

     We have not conducted a physical inspection of the properties or facilities of Castelle or Ibex or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Castelle or Ibex, nor have we been furnished with any such valuations or appraisals. We have assumed that the assessments of management have been made in good faith and reflect the best currently available management judgments as to the matters covered. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

     We understand that in considering the Merger, the Board of Directors of the Company has considered a wide range of financial and non-financial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Merger.

     Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that the Merger Consideration is fair, from a financial point of view, to Castelle.

     This opinion is delivered to you based on your agreement that it is intended solely for the benefit and use of the Company in considering the Merger and that the Company will not use this opinion for any other purpose and will not reproduce, disseminate or refer to this opinion at any time or make any public reference to us or our engagement to deliver this opinion without our prior written consent. It should be understood that, although subsequent developments may affect this opinion, Unterberg Harris does not have any obligation to update, revise or reaffirm this opinion. Delivery of this opinion is not intended to confer rights on any third party, including stockholders, employees or creditors of the Company or Ibex.

                                    Very truly yours,

                                    Unterberg Harris



                                    By:  ____________________